CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-TLC1 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

September 30, 2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-TLC1 Series (the “VV-TLC1 Series”) and the creation of the VV-TLC1 Interests (the “VV-TLC1 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in September 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-TLC1 Series and the creation of the VV-TLC1 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-TLC1 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-TLC1 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-TLC1 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-TLC1 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-TLC1 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-TLC1 Interests

AUTHORIZED SHARES:	Minimum: 790 / Maximum: 869 Interests

SERIES ASSETS:

Tuscan Legends Collection
Wine	Vintage	Bottles
Sassicaia	2019	60
Tignanello	2019	60
Ornellaia	2019	30
Masseto	2019	3
Solaia	2019	15
Sassicaia	2018	60
Tignanello	2018	60
Ornellaia	2018	24
Masseto	2018	3
Solaia	2018	6

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:
REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-TLC1 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King